SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): (May 19, 2008)

MercadoLibre, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33647	98-0212790
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Tronador 4890, 8th Floor

Buenos Aries, C1430DNN, Argentina

(Address and zip code of principal executive offices)

Registrant’s telephone number, including area code: 011-54-11-5352-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 19, 2008, Marcos Galperín, Chairman of the Board, President, Chief Executive Officer and Secretary of MercadoLibre, Inc. (the “Company”), entered into a written stock selling plan (the “Plan”) in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, and the Company’s Insider Trading Policy. Rule 10b5-1 enables officers and directors of an issuer to establish stock trading plans for the sale of predetermined amounts of securities. These plans may be established only when the officers and directors are not in possession of material non-public information about the issuer. The rule allows individuals establishing these plans to sell shares at specified amounts and prices over a specified period of time.

The Plan provides for the sale over time of a maximum of 1,768,794 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”). The Plan has a one-year term (the “Term”) unless all of the Shares are sold prior to the end of the Term or the Plan is earlier terminated pursuant to its terms. The Plan provides for sales of specified share amounts on the open market at prevailing market prices. Mr. Galperín entered into the Plan as part of his personal long term investment strategy, for portfolio diversification reasons and for other financial planning needs.

Assuming the sale of all the Shares, based on his current ownership of our Common Stock, Mr. Galperín would remain the owner of 4,000,000 shares, or approximately 9.0%, of our outstanding Common Stock. Transactions made under the Plan will be disclosed publicly by Mr. Galperín through Form 144 and Form 4 filings with the Securities and Exchange Commission. Except as may be required by law, the Company does not undertake to report on specific Rule 10b5-1 pre-planned stock trading plans of Company officers, nor to report modifications or terminations of the Plan or a plan of any other individual.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERCADOLIBRE, INC. (Registrant)

Date: May 19, 2008	By:	/s/ Nicolás Szekasy
Nicolás Szekasy Chief Financial Officer